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                                                                    Exhibit 12.2


                          Hanover Compressor Company
          Computation of Ratio of Earnings to Combined Fixed Charges
                            and Preferred Dividends
                       (Amounts in thousands of dollars)

                                                                                                             Nine Months Ended
                                                                 Year Ended December 31,                       September 30,
                                                  1999        1998        1997        1996        1995        2000        1999
                                                  ----        ----        ----        ----        ----        ----        ----
                                                                                                                (unaudited)
Earnings:
Pretax income from continuing operations.....    $63,586     $49,636     $28,685     $16,953     $ 8,099    $ 62,653     $43,665

Add:
Interest on indebtedness and amortization of
  debt expense and discount..................     31,154      17,889      10,728       6,594       4,560      39,932      22,568
Interest component of rent expense...........        396         137         113         132         100         435         195
Equity in losses of joint ventures...........          -         137         342           -           -           -           -
                                                 -------     -------     -------     -------     -------    --------     -------
     Earnings as adjusted....................     95,136      67,799      39,868      23,679      12,759     103,020      66,428
                                                 -------     -------     -------     -------     -------    --------     -------

Fixed charges:
Interest on indebtedness and amortization of
   debt expense and discount.................     32,687      17,889      10,728       6,594       4,560      41,209      22,568
Interest component of rent expense...........        396         137         113         132         100         435         195
Preferred dividend requirements..............          -           -           -      11,560       2,167           -           -
                                                 -------     -------     -------     -------     -------    --------     -------
     Fixed charges and preferred dividends...     33,083      18,026      10,841      18,286       6,827      41,644      22,763
                                                 -------     -------     -------     -------     -------    --------     -------

Ratio of earnings to fixed charges...........       2.88        3.76        3.68        1.29        1.87        2.47        2.92
                                                 =======     =======     =======     =======     =======    ========     =======